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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GCI, Inc.:

We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of GCI, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Anchorage, Alaska
June 15, 2004

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Consent of Independent Registered Public Accounting Firm